EXHIBIT 99.1

ALDERWOODS GROUP REPORTS SECOND QUARTER RESULTS

Revenue Growth in All Business Segments Improves Net Earnings

Employment Contracts of Senior Executives Extended

CINCINNATI, OH — July 25, 2005 — Alderwoods Group, Inc. (NASDAQ:AWGI) today announced its second quarter and year-to-date results, representing the 12 weeks and 24 weeks ended June 18, 2005.

For the 12 weeks ended June 18, 2005, the Company reported total net income of $12.1 million, or $0.30 basic and $0.29 diluted earnings per share, on revenues of $176.8 million, compared with total net loss of $6.5 million, or $0.16 basic and diluted loss per share, on revenues of $162.3 million, for the 12 weeks ended June 19, 2004.

From continuing operations, the Company reported net income of $12.9 million, or $0.32 basic and $0.31 diluted earnings per share, for the second quarter of fiscal 2005, compared with net income of $3.2 million, or $0.08 basic and diluted earnings per share, for the same period a year ago.

Highlights of the Second Quarter from Continuing Operations

•                  Revenue increased 8.9% to $176.8 million

•                  Number of same site funeral services performed for the quarter increased 1.5% to

26,660

•                  Same site average revenue per funeral increased 2.8% to $4,142

•                  Funeral revenue increased 4.0% to $110.5 million

•                  Cemetery revenue increased 14.6% to $43.9 million

•                  Insurance revenue increased 26.6% to $22.4 million

•                  Net income increased to $12.1 million

•                  Basic earnings per share increased to  $0.32;
Diluted earnings per share increased to $0.31

•                  Pre-need funeral contracts written increased 6.6% to $47.0 million

•                  Pre-need cemetery contracts written increased 18.3% to $24.8 million

•                  Total debt was reduced by $22.1 million in the quarter

For the 24 weeks ended June 18, 2005, the Company reported total net income of $25.2 million, or $0.63 basic and $0.61 diluted earnings per share, on revenues of $360.6 million, compared with total net loss of $1.6 million, or $0.04 basic and diluted loss per share, on revenues of $339.1 million, for the 24 weeks ended June 19, 2004.

From continuing operations, the Company reported net income of $26.9 million, or $0.67 basic and $0.65 diluted earnings per share, for the year-to-date, compared with net income of $14.5 million, or $0.36 basic and $0.35 diluted earnings per share, for the same period a year ago.

Highlights of the Year-to-Date from Continuing Operations

•                  Revenue increased 6.3% to $360.6 million

•                  Number of same site funeral services performed declined 0.2% to

56,451

•                  Same site average revenue per funeral increased 3.0% to $4,137

•                  Funeral revenue increased 2.8% to $234.5 million

•                  Cemetery revenue increased 9.9% to $82.2 million

•                  Insurance revenue increased 21.6% to $43.9 million

•                  Net income increased to $26.9 million

•                  Basic earnings per share increased to $0.67;
Diluted earnings per share increased to $0.65

•                  Pre-need funeral contracts written increased 6.9% to $90.3 million

•                  Pre-need cemetery contracts written increased 16.8% to $45.8 million

•                  Total debt was reduced by $53.7 million

“In the second quarter, we turned the trend on funeral service calls to the positive, increased the average revenue per funeral service for the thirteenth consecutive quarter, and grew revenues in each of our three business segments,” said Mr. Paul Houston, President and CEO of Alderwoods Group. “At the same time, we continued to focus on Alderwoods’ future market share and added to our backlog.”

Houston continued, “Our operating performance strongly suggests that we are on course with our objective of improving organic growth for the fiscal year. In the quarter, we continued to execute our strategy of investing in key areas of the business, such as advertising, promotion, training and recruiting, that we believe will drive our future operating performance. Our expenses in the quarter included these investments as well as the costs of improving our operating and financial controls.”

Significant Activities in the Quarter

Implemented Alderwoods Rooms: The Company continued its investment in Alderwoods Rooms in the second quarter, implementing 30 of the arrangement rooms in funeral homes throughout its network. Alderwoods Group expects the total number of Alderwoods Rooms across its network to be approximately 344 by the end of fiscal 2005.

Reduced Long-Term Debt: Alderwoods Group took the opportunity to continue its program of debt reduction, reducing its long-term debt by $22.1 million in the quarter and $53.7 million in the year-to-date. At June 18, 2005, total debt was $409.9 million and cash and cash equivalents was $12.0 million.

In fiscal 2005, the Company’s capital expenditures will take place predominantly in the second half of the fiscal year. Therefore, debt repayments in the third and fourth quarters are not expected to match the level of the first half of the year.

Discontinued Operations and Assets Held for Sale

Over the previous three fiscal years, the Company has engaged in a strategic market rationalization assessment to dispose of cemetery and funeral operating locations that did not fit into the Company’s market or business strategies, as well as under-performing locations and excess cemetery land. As of June 18, 2005, the Company had completed its strategic market rationalization program except for one cemetery which was classified back to continuing operations during the 12 weeks ended June 18, 2005.

The Company will, on a smaller scale and over time, continue to assess the Company’s portfolio of funeral and cemetery locations to ensure they continue to fit into the Company’s strategy and long-term vision.

Employment Contracts of Senior Executives Extended

The Board of Directors of Alderwoods Group has extended the employment contracts of the Company’s Chairman, President and Chief Executive Officer, Chief Financial Officer and Chief Information Officer.

Name	Title	New Contract End Date
John Lacey	Chairman	July 31, 2008
Paul Houston	President and Chief Executive Officer	March 31, 2008
Ken Sloan	Executive Vice President and Chief Financial Officer	March 31, 2009
Ross Caradonna	Executive Vice President and Chief Information Officer	June 30, 2009

“Over the past several years, we have witnessed a substantive turnaround in Alderwoods’ operating performance and a significant increase in shareholder value,” said Mr. Anthony Eames, Director and Chairman of Alderwoods Group’s Compensation Committee. “This leadership team has significantly exceeded the net debt reduction targets outlined in the 2003-2005 long-term incentive plan.”

“Based on this performance, we now have the opportunity to accelerate the payment of the net debt reduction portion of the long-term incentive plan, sign new multi-year employment contracts for the leadership team, and adopt a new long-term incentive plan in order to maintain continuity of vision, leadership and strategy for Alderwoods. The new contracts continue to align management’s goals with those of shareholders and include a stock ownership requirement for each of the executives.”

Messrs. Lacey and Houston have each agreed to use some of the after-tax proceeds of the accelerated payments of the net debt reduction portion of the 2003-2005 long-term incentive plan to acquire 100,000 shares of the Company’s stock by August 10, 2005, in furtherance of their ownership requirements. Each has also agreed to acquire an additional 100,000 shares of the Company’s stock by no later than April 10, 2005, in furtherance of their ownership requirements.

The new contracts will be effective August 1, 2005.

Financial Summary 12 Weeks Ended June 18, 2005

Overview

For the 12 weeks ended June 18, 2005, total net income was $12.1 million, an increase of $18.6 million compared to a loss of $6.5 million for the 12 weeks ended June 19, 2004. Basic earnings per share were $0.30 for the 12 weeks ended June 18, 2005 compared to a loss of $0.16 for the 12 weeks ended June 19, 2004. Diluted earnings per share were $0.29 for the 12 weeks ended June 18, 2005 compared to a loss of $0.16 in the year-ago period.

Continuing Operations

Total revenue for the 12 weeks ended June 18, 2005, was $176.8 million compared to $162.3 million for the 12 weeks ended June 19, 2004, an increase of $14.5 million, or 8.9%. Revenue increased in each of the business segments — funeral, cemetery and insurance.

Funeral revenue was $110.5 million for the 12 weeks ended June 18, 2005, up $4.2 million compared to $106.3 million for the 12 weeks ended June 19, 2004. Same site funeral revenue was $110.4 million for the 12 weeks ended June 18, 2005, up $4.5 million compared to $105.9 million for the 12 weeks ended June 19, 2004. The increase in same site performance was largely due to an increase in the average funeral revenue per service of $112 or 2.8% and an increase of 1.5% in the number of funeral services performed.

Funeral gross margin decreased to 18.1% for the 12 weeks ended June 18, 2005, compared to 21.5% for the 12 weeks ended June 19, 2004. The decrease was primarily due to increased wages, training and advertising costs related to the Company’s expanded field management structure and investment in programs designed to build local brand awareness and generate future growth.

Cemetery revenue for the 12 weeks ended June 18, 2005, was $43.9 million, $5.6 million, or 14.6% higher than $38.3 million for the 12 weeks ended June 19, 2004. The increase was due primarily to higher pre-need space sales at the Company’s Rose Hills subsidiary, combined with an overall increase in the number of cemetery interments.

Cemetery gross margin was 16.4% for the 12 weeks ended June 18, 2005, compared to 14.1% for the 12 weeks ended June 19, 2004. The increase was due primarily to increased space sales and cemetery interments.

Insurance revenue was $22.4 million for the 12 weeks ended June 18, 2005, compared to $17.7 million for the 12 weeks ended June 19, 2004. Insurance revenue increased primarily due to increases in premiums. Insurance gross margin increased to 3.6% for the 12 weeks ended June 18, 2005, compared to 2.8% for the 12 weeks ended June 19, 2004, primarily as a result of the revenue increase.

General and administrative expenses totaled $1.7 million for the 12 weeks ended June 18, 2005 compared to $9.6 million for the 12 weeks ended June 19, 2004. The decrease is primarily due to the reversal of a $10.9 million allowance for doubtful accounts related to the collection subsequent to June 18, 2005 of notes receivable partially offset by a $1.0 million retirement allowance accrual in the 12 weeks ended June 18, 2005. The amounts in the 12 weeks ended June 19, 2004, include a $0.9 million legal claim accrual reversal and $1.2 million for corporate receivable recoveries that were previously fully reserved against.

For the 12 weeks ended June 18, 2005, interest expense was $7.0 million, a decrease of $6.5 million compared to the 12 weeks ended June 19, 2004, reflecting the effect of principal repayments and lower interest rates compared to the corresponding period in 2004.

For the 12 weeks ended June 18, 2005, net income tax expense was $7.0 million, compared to net income tax expense of $2.2 million for the 12 weeks ended June 19, 2004. The effective tax rate varied from the statutory tax rate in 2005 because in certain jurisdictions, there was a decrease in the valuation allowance for which the benefit has not been recognized in income tax expense.

Net income from continuing operations was $12.9 million, or $0.32 basic and $0.31 diluted earnings per share, for the 12 weeks ended June 18, 2005, compared to net income of $3.2 million, or $0.08 basic and diluted earnings per share, for the 12 weeks ended June 19, 2004.

Pre-need funeral and cemetery contracts written during the 12 weeks ended June 18, 2005, totaled $47.0 million and $24.8 million, respectively. For the 12 weeks ended June 19, 2004, pre-need funeral and cemetery contracts written totaled $44.1 million and $21.0 million, respectively. The Company is continuing its program to increase pre-need sales. The Company believes that pre-need sales are an important part of building the foundation for future revenue.

Discontinued Operations

For the 12 weeks ended June 18, 2005, loss from discontinued operations, net of tax, was $0.8 million, or $0.02 basic and diluted loss per share compared to a loss of $9.7 million or $0.24 basic and diluted loss per share for the 12 weeks ended June 19, 2004.

Financial Summary 24 Weeks Ended June 18, 2005

Overview

For the 24 weeks ended June 18, 2005, total net income was $25.2 million, an increase of $26.8 million compared to a loss of $1.6 million for the 24 weeks ended June 18, 2004. Basic earnings per share were $0.63 for the 24 weeks ended June 18, 2005 compared to a loss of $0.04 for the 24 weeks ended June 19, 2004. Diluted earnings per share were $0.61 for the 24 weeks ended June 18, 2005 compared to a loss of $0.04 in the year-ago period.

Continuing Operations

Total revenue for the 24 weeks ended June 18, 2005, was $360.6 million compared to $339.1 million for the 24 weeks ended June 19, 2004, an increase of $21.5 million, or 6.3%. Revenue increased in each of the business segments — funeral, cemetery and insurance. Funeral revenue was $234.5 million for the 24 weeks ended June 18, 2005, up $6.3 million compared to $228.2 million for the 24 weeks ended June 19, 2004. Same site funeral revenue was $233.5 million for the 24 weeks ended June 18, 2005, up $6.4 million compared to

$227.1 million for the 24 weeks ended June 19, 2004. The increase in same site performance was largely due to an increase in the average funeral revenue per service of $122 or 3.0%.

Funeral gross margin decreased to 21.3% for the 24 weeks ended June 18, 2005, compared to 22.7% for the 24 weeks ended June 19, 2004. The decrease was primarily due to increased wages, training and advertising costs related to the Company’s expanded field management structure and investment in programs designed to build local brand awareness and generate future growth.

Cemetery revenue for the 24 weeks ended June 18, 2005, was $82.2 million, $7.4 million, or 9.9% higher than $74.8 million for the 24 weeks ended June 19, 2004. The increase was due primarily to higher pre-need space sales at the Company’s Rose Hills subsidiary, combined with an overall increase in the number of cemetery interments.

Cemetery gross margin was 15.1% for the 24 weeks ended June 18, 2005, compared to 13.9% for the 24 weeks ended June 19, 2004. The increase was due primarily to increased space sales and cemetery interments.

Insurance revenue was $43.9 million for the 24 weeks ended June 18, 2005, compared to $36.1 million for the 24 weeks ended June 19, 2004. Insurance revenue increased primarily due to increases in premiums. Insurance gross margin increased to 4.8% for the 24 weeks ended June 18, 2005, compared to 3.9% for the 24 weeks ended June 19, 2004, primarily as a result of the revenue increase.

General and administrative expenses totaled $12.3 million for the 24 weeks ended June 18, 2005 compared to $21.3 million for the 24 weeks ended June 19, 2004. The decrease is primarily due to the reversal of a $10.9 million allowance for doubtful accounts related to the collection subsequent to June 18, 2005 of notes receivable and a $0.9 million reduction of an accrual on the settlement of a legal matter relating to a trustee fee dispute, partially offset by a $1.0 million retirement allowance accrual in the 24 weeks ended June 18, 2005. The amounts in the 24 weeks ended June 19, 2004 include a $0.9 million legal claim accrual reversal and $1.2 million for corporate receivable recoveries that were previously fully reserved against.

For the 24 weeks ended June 18, 2005, interest expense was $14.5 million, a decrease of $4.3 million compared to the 24 weeks ended June 19, 2004, reflecting the effect of principal repayments and lower interest rates compared to the corresponding period in 2004.

For the 24 weeks ended June 18, 2005, net income tax expense was $18.2 million, compared to net income tax expense of $7.8 million for the 24 weeks ended June 19, 2004. The effective tax rate varied from the statutory tax rate in 2005 because in certain jurisdictions, there was a decrease in the valuation allowance for which the benefit has not been recognized in income tax expense.

Net income from continuing operations was $26.9 million or $0.67 basic and $0.65 diluted earnings per share, for the 24 weeks ended June 18, 2005, compared to net income of $14.5 million, or $0.36 basic and $0.35 diluted earnings per share, for the 24 weeks ended June 19, 2004.

Pre-need funeral and cemetery contracts written during the 24 weeks ended June 18, 2005, totaled $90.3 million and $45.8 million, respectively. For the 24 weeks ended June 19, 2004, pre-need funeral and cemetery contracts written totaled $84.4 million and $39.2 million, respectively. The Company is continuing its program to increase pre-need sales. The Company believes that pre-need sales are an important part of building the foundation for future revenue.

Discontinued Operations

For the 24 weeks ended June 18, 2005, loss from discontinued operations, net of tax, was $1.7 million, or $0.04 basic and diluted loss per share compared to a loss of $16.1 million or $0.40 basic and diluted loss per share for the 24 weeks ended June 19, 2004.

Company Overview

Alderwoods Group is the second largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations. As of June 18, 2005, the Company operated 623 funeral homes, 73 cemeteries and 60 combination funeral home and cemetery locations throughout North America. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, the Company operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

For more information about the Company’s results, readers are directed to the Company’s Form 10-Q for the quarter ended June 18, 2005, which will be filed with the United States Securities and Exchange Commission (SEC) on July 25, 2005, and will be available in PDF format through the Company’s website (www.alderwoods.com).

Basis of Presentation

The Company’s financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles. The Company’s fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date).  During 2005, the Company’s first, second and fourth fiscal quarters each consist of 12 weeks and the third fiscal quarter consists of 16 weeks. The second fiscal quarter of 2005 ended on June 18, 2005.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934.  The words “believe,” “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; the Company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the SEC, especially under the heading “Forward-Looking Statements and Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the 12 weeks ended June 18, 2005. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Conference Call

Alderwoods Group will host a conference call today, Monday, July 25, 2005, at 11:00 a.m. eastern time. A question and answer session will follow brief remarks by Paul Houston, President and CEO, and Ken Sloan, Executive Vice President and Chief Financial Officer. The toll-free conference dial-in number for U.S. and Canadian listeners is 1.800.428.5596 and for local or international participants is 1.416.641.6659. Interested parties may listen to the audio webcast via the Alderwoods Group website at http://www.alderwoods.com. A telephone replay will be accessible until midnight on August 8, 2005, by dialing 1.800.558.5253 or 1.416.626.4100 and quoting reservation number 21251530. An archived replay of the webcast will also be available through the Alderwoods Group website at http://www.alderwoods.com.

Contact:	Kenneth A. Sloan	Chaya Cooperberg
	Executive Vice President,	Director, Investor Relations
	Chief Financial Officer	and Communications
	Alderwoods Group, Inc.	Alderwoods Group, Inc.
	Tel: 416.498.2455	Tel: 416.498.2802
	Fax: 416.498.2449	Fax: 416.498.2449
	Email: ken.sloan@alderwoods.com	chaya.cooperberg@alderwoods.com

ALDERWOODS GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Expressed in thousands of dollars except per share amounts and number of shares

	12 Weeks Ended		24 Weeks Ended
	June 18,	June 19,	June 18,	June 19
	2005	2004	2005	2004
Revenue
Funeral	$110,501	$106,306	$234,514	$228,247
Cemetery	43,914	38,271	82,218	74,827
Insurance	22,363	17,704	43,931	36,110
	176,778	162,281	360,663	339,184

Costs and expenses
Funeral	90,416	83,443	184,529	176,500
Cemetery	36,640	32,834	69,824	64,384
Insurance	21,532	17,219	41,818	34,723
	148,588	133,496	296,171	275,607
	28,190	28,785	64,492	63,577

General and administrative expenses	1,702	9,559	12,346	21,257
Provision for asset impairment	(408)	(1,499)	(1,627)	572
Income from operations	26,896	20,725	53,773	41,748

Interest on long-term debt	7,013	13,499	14,528	18,763
Other expense (income), net	(44)	1,776	(5,843)	678
Income before income taxes	19,927	5,450	45,088	22,307
Income taxes	7,001	2,185	18,193	7,773
Net income from continuing operations	12,926	3,265	26,895	14,534

Discontinued operations
loss from discontinued operations	(579)	(8,116)	(1,412)	(17,218)
Income taxes	266	1,625	266	(1,046)
loss from discontinued operations	(845)	(9,741)	(1,678)	(16,172)
Net income (loss)	$12,081	$(6,476)	$25,217	$(1,638)

Basic earnings per Common share:
Net income from continuing operations	$0.32	$0.08	$0.67	$0.36
Income (loss) from discontinued operations	(0.02)	(0.24)	(0.04)	(0.40)
Net income (loss)	$0.30	$(0.16)	$0.63	$(0.04)

Diluted earnings per Common share:
Net income from continuing operations	$0.31	$0.08	$0.65	$0.35
Income (loss) from discontinued operations	(0.02)	(0.24)	(0.04)	(0.39)
Net income (loss)	$0.29	$(0.16)	$0.61	$(0.04)

Basic weighted average number of shares outstanding (thousands)	40,108	39,997	40,078	39,993

Diluted weighted average number of shares outstanding (thousands)	41,390	41,297	41,375	41,169

ALDERWOODS GROUP, INC.

Consolidated Balance Sheets

Expressed in thousands of dollars

	June 18, 2005	January 1, 2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$11,990	$9,379
Receivables, net of allowances	72,510	66,445
Inventories	16,914	16,730
Other	9,416	27,622
Assets held for sale	—	82,056
	110,830	202,232

Pre-need funeral receivables and trust investments	333,931	336,030
Pre-need cemetery receivables and trust investments	307,354	311,654
Cemetery property	117,589	119,042
Property and equipment	534,200	540,255
Insurance invested assets	271,663	250,785
Deferred income tax assets	7,536	8,161
Goodwill	321,075	321,134
Cemetery perpetual care trust investments	245,930	246,052
Other assets	42,593	37,082
	$2,292,701	$2,372,427

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$129,995	$140,662
Current maturities of long-term debt	2,620	9,083
Liabilities associated with assets held for sale	—	61,428
	132,615	211,173
Long-term debt	407,247	454,557
Deferred pre-need funeral and cemetery contract revenue	88,966	82,971
Non-controlling interest in funeral and cemetery trusts	547,999	553,617
Insurance policy liabilities	238,164	214,745
Deferred income tax liabilities	32,503	20,357
Other liabilities	20,899	21,954
	1,468,393	1,559,374

Non-controlling interest in perpetual care trusts	244,604	257,141

Stockholders’ equity
Common stock	402	400
Capital in excess of par value	741,648	740,210
Accumulated deficit	(188,371)	(213,588)
Accumulated other comprehensive income	26,025	28,890
	579,704	555,912
	$2,292,701	$2,372,427

ALDERWOODS GROUP, INC.

Consolidated Statements of Cash Flows (Unaudited)

Expressed in thousands of dollars

	12 Weeks Ended		24 Weeks Ended
	June 18, 2005	June 19, 2004	June 18, 2005	June 19, 2004
CASH PROVIDED BY (APPLIED TO)
Operations
Net income (loss)	$12,081	$(6,476)	$25,217	$(1,638)
loss from discontinued operations, net of tax	845	9,741	1,678	16,172
Items not affecting cash
Depreciation and amortization	10,958	8,947	21,095	18,100
Amortization of debt issue costs	745	777	1,650	1,420
Insurance policy benefit reserves	12,088	9,076	22,652	17,587
Provision for asset impairment	(408)	(1,499)	(1,627)	572
Gain on disposal of business assets	(72)	(409)	(5,903)	(1,495)
Deferred income taxes	6,303	(619)	12,749	4,953
Premium on long-term debt repurchase	—	1,110	282	1,110
Other, including net changes in other non-cash balances	(13,824)	12,998	(6,852)	(18,232)
Net cash provided by continuing operations	28,716	33,646	70,941	38,549
Net cash provided by (used in) discontinued operations	(811)	6,488	(601)	7,367
	27,905	40,134	70,340	45,916

Investing
Proceeds on disposition of business assets	670	1,374	11,158	12,088
Purchase of property and equipment	(11,709)	(5,310)	(16,314)	(9,279)
Purchase of insurance invested assets	(17,170)	(12,793)	(65,231)	(36,857)
Proceeds on disposition and maturities of insurance invested assets	9,712	7,952	47,491	23,602
Net cash provided by continuing operations	(18,497)	(8,777)	(22,896)	(10,446)
Net cash provided by (used in) discontinued operations	6,744	751	7,906	(126)
	(11,753)	(8,026)	(14,990)	(10,572)

Financing
Increase in long-term debt	—	—	5,151	24,675
Repayment of long-term debt	(22,136)	(19,272)	(59,208)	(53,296)
Issuance of common stock	1,107	9	1,375	9
Net cash provided by continuing operations	(21,029)	(19,263)	(52,682)	(28,612)
Net cash provided by discontinued operations	(11)	(48)	(57)	(138)
	(21,040)	(19,311)	(52,739)	(28,750)
Increase (decrease) in cash and cash equivalents	(4,888)	12,797	2,611	6,594
Cash and cash equivalents, beginning of period	16,878	35,409	9,379	41,612
Cash and cash equivalents, end of period	$11,990	$48,206	$11,990	$48,206